Form 10-K, Exhibit 13
period 1996-12-31
SIERRA HEALTH SERVICES INC
filed 1997-03-31
CIK 754009

EXHIBIT 13




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
CII Financial, Inc.
Pleasanton, California

We have audited the accompanying consolidated balance sheet of CII Financial, Inc. and Subsidiaries as of December 31, 1994 and the related consolidated statement of operations, shareholders equity, and cash flows for the year ended December 31, 1994 (which is not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CII Financial, Inc. and Subsidiaries at December 31, 1994, and the consolidated results of their operations and their cash flows for the year ended December 31, 1994 in conformity with generally accepted accounting principles.



                                                     BDO SEIDMAN, LLP



Los Angeles, California
February 17,1995
  (except for Note 16 which
  is as of June 13, 1995)